                                                                      EXHIBIT 12


                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                              (Millions of Dollars)




                                                                                   SIX MONTHS ENDED
                                                                                    JUNE 30, 1995
                                                                                   ----------------
Net Earnings                                                                         $    841


     Add (deduct):
        Income taxes                                                                      352

        Capitalized interest cost, net
           of amortization                                                                 (4)
        Minority interest                                                                   9
                                                                                     --------

        Net earnings as adjusted                                                     $  1,198
                                                                                     --------


     Fixed Charges:

        Interest on long-term and
           short-term debt                                                                 32
        Capitalized interest cost                                                           9
        Rental expense representative
           of an interest factor                                                           12
                                                                                     --------

     Total Fixed Charges                                                                   53
                                                                                     --------
     Total adjusted earnings available for
       payment of fixed charges                                                      $  1,251
                                                                                     --------
                                                                                     --------

     Ratio of earnings to fixed charges                                                  23.6
                                                                                     --------
                                                                                     --------


     NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.